Exhibit 16.2
[KPMG LLP LETTERHEAD]
June 6, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Ladies and Gentlemen:
On June 1, 2011, we were selected to be Teekay Offshore Partners L.P.’s independent auditors by its Audit Committee. We have read Item 1 of Teekay Offshore Partners L.P.’s Form 6-K dated June 6, 2011 and we agree with the statements made in the sections entitled “Engagement of new independent registered public accounting firm” and “Letter of KPMG LLP.” We have no basis upon which to agree or disagree with the statements made in the other paragraphs.
Yours truly,
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada